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                                   EXHIBIT 11
                        COMPUTATION OF EARNINGS PER SHARE

                      LANNETT COMPANY, INC AND SUBSIDIARIES

                 STATEMENT RE COMPUTATION OF EARNINGS PER SHARE

                                        2004                         2003                         2002
                             ---------------------------  ---------------------------  ---------------------------
                              NET INCOME      SHARES       NET INCOME      SHARES       NET INCOME      SHARES
                             (NUMERATOR)   (DENOMINATOR)  (NUMERATOR)   (DENOMINATOR)  (NUMERATOR)   (DENOMINATOR)
                             -----------   -------------  -----------   -------------  -----------   -------------
Basic earnings per
 share factors               $13,215,454     20,831,750   $11,666,887    19,968,633    $ 7,195,990     19,895,757
Effect of potentially
 dilutive option
 plans and debentures                           222,194                     152,681                       122,791
                             -----------     ----------   -----------    ----------    -----------     ----------
Diluted earnings per
 share factors               $13,215,454     21,053,944   $11,666,887    20,121,314    $ 7,195,990     20,018,548
                             ===========     ==========   ===========    ==========    ===========     ==========
Basic earnings per share     $      0.63                  $      0.58                  $      0.36
Diluted earnings per share   $      0.63                  $      0.58                  $      0.36

The number of shares have been adjusted for the Company's 3 for 2 stock split in February 2003.

      The number of anti-dilutive weighted average shares that have been excluded in the computation of diluted earnings per share for the year ended June 30, 2004 was 178,500. These shares have been excluded because the options' exercise price was greater than the average market price of the common stock. There were no anti-dilutive weighted average shares excluded in the computation for 2003 and 2002.

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